Exhibit 23.1

[Letterhead of KPMG Hungaria Ktf.]

            Consent of Independent Registered Public Accounting Firm

The Board of Directors
Euroweb International Corp.:

We consent to the use of our report dated December 1, 2004, with respect to the consolidated balance sheet of Euroweb International Corp. and subsidiaries as of December 31, 2003, and the related consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows for the years ended December 31,2003 and 2002 included herein and to the reference to our firm under the heading "Experts" in the Form SB-2 registration statement.

Our report refers to a change in the method of accounting for goodwill and other intangible assets in 2002.

Our report also contains an explanatory paragraph that states that the consolidated financial statements give retroactive effect to the purchase of Euroweb Rt. by the Company on February 29, 2004 which has been accounted for as a combination of entities under common control in a manner similar to a pooling of interests.





                         /s/KPMG Hungaria Kft.
                         KPMG Hungaria Kft.
                         Budapest, Hungary Kft.
                         February 10, 2005